SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 22, 2010

Mountain Renewables, Inc.
 (Exact name of Registrant as specified in its charter)

NEVADA	333-159577	37-1563401
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

1772 Grape Street, Denver, Colorado	80220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (720) 341-8235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 8.01 Other Events

On July 21, 2010 the Registrant entered into an agreement to acquire all of the shares of Arcis Energy, Inc. a Nevada corporation and Gulf Coast Energy Distribution, LLC , an Alabama limited liability company in exchange for 13,200,000 shares of the registrant’s common stock. Gulf Coast Energy Distribution is licensed to buy, sell and transport fuel products in North America.  Prior to entering into this agreement there were no relationships between the Registrant or any of its affiliates and the entities being acquired or their affiliates.  The agreement also calls for two affiliates of the Registrant to return 8 million shares collectively owned by them through the treasury of the company for cancellation.  Closing of the transaction is subject to substantial conditions including the successful completion of the Registrant's due diligence and the receipt of PCAOB qualified audits of the two entities to be acquired.  As a result of these preconditions, there can be no certainty that the transaction will close.  The intent of the transaction is that, if closed, the Registrant will carry on the businesses of the two acquired entities.  If closed, current management will appoint a new board of directors and resign.

The agreement also provides that subsequent to closing, the shareholders will be asked to vote on a proposal to increase the company's total capital to 200 million common shares and change the name to a name selected by new management.  Additionally, there is a provision to acquire two additional entities, American Plant Services, Inc. and Mobile Fluid Recovery, Inc.  which are collectively engaged in the business of Energy Janitorial Services including the reclamation and re-use of oil and chemical products.  The agreement provides for an additional 8,800,000 shares to be issued if these two acquisitions should close.

Item 9.01 Financial Statements and Exhibits

N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mountain Renewables, Inc. (Registrant)

DATE: July 22, 2010	By:	/s/ Richard Giannotti
President